Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-221705 on Form S-3 and Registration Statement Nos. 333-224575, 333-197239, and 333-160111 on Form S-8 of ConnectOne Bancorp, Inc. of our report dated March 2, 2020, relating to the consolidated financial statements of ConnectOne Bancorp, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

Crowe LLP

New York, New York

March 2, 2020